EXHIBIT 23.6

August 11, 2016

CONSENT OF PAUL TIETZ

United States Securities and Exchange Commission

I, Paul Tietz, C.P.G., of Mine Development Associates, hereby consent to the use of and reference to my name, and the inclusion and incorporation by reference in the registration statement on Form F-3 of Tahoe Resources Inc. of the information derived from the technical report dated November 5, 2014, which is entitled “Escobal Mine Guatemala NI 43-101 Feasibility Study” (the “Escobal Feasibility Study”) and all other references to the Escobal Feasibility Study included or incorporated by reference in the registration statement on Form F-3 of Tahoe Resources Inc.

Yours truly,

/s/ Paul Tietz
Paul Tietz, C.P.G.
Mine Development Associates